Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-287024 and 333-272457 on Forms S-3 and in Registration Statement Nos. 333-284727, 333-261304, 333-231354, and 333-215042 on Forms S-8 of our report dated October 17, 2025, relating to the abbreviated financial statements of Tennessee Piedmont Natural Gas Business of Duke Energy Corporation as of and for the years ended December 31, 2024 and December 31, 2023, appearing in this Current Report on Form 8-K dated November 17, 2025.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

November 17, 2025